EXHIBIT 11.1

                            JEFFERSON SMURFIT CORPORATION
                          CALCULATION OF PER SHARE EARNINGS
                        (In millions, except per share data)


                                                          Three months ended
                                                               March 31,
                                                          1996          1995
Primary earnings per share <fn1>
Weighted average shares outstanding                         111          111

Net income applicable to common shares                    $  53        $  39

Per share amounts
  Net income applicable to common shares                  $ .48        $ .35




Fully diluted earnings per share <fn1>
Weighted average shares outstanding                         111          111

Net income applicable to common shares                    $  53        $  39

Per share amounts
  Net income applicable to common shares                  $ .48        $ .35


<fn1>The computations do not include common stock equivalents associated with stock options since the dilutive effect on earnings per share is not material.